Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-110629 and No. 333-130484) and on Form S-8 (No. 333-39592, No. 333-42616, No. 333-47250, No. 333-84825, No. 333-88418, No. 333-88420, No. 333-90795, No. 333-110516 and No. 333-120439) of Emdeon Corporation of our reports dated March 1, 2007, with respect to the consolidated financial statements and schedule of Emdeon Corporation, Emdeon Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Emdeon Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

MetroPark, New Jersey
March 1, 2007